Exhibit (99)

Media Contacts :
Jim Griffin 704-715-4539
Arati Randolph 704-383-6996

Investor Contacts:
Jeff Richardson 704-383-8250
Ellen Taylor 704-383-1381

Press Release Thursday, September 30, 2004 DAVID CARROLL TO HEAD WACHOVIA’S CAPITAL MANAGEMENT GROUP

Don McMullen To Retire Dec. 31

CHARLOTTE, NC – Wachovia announced today that David M. Carroll, 47, will assume leadership of the company’s Capital Management Group effective Jan. 1, 2005. Donald A. McMullen, Jr., 55, who has led the group since 1995, announced his retirement effective Dec. 31 in accordance with his employment contract.

Carroll currently heads merger integration and corporate marketing, and he is a member of the company’s top-level 17-member Operating Committee. He joined the company in 1981 and has served in many leadership positions, including president of state operations in Georgia and Florida and Chief eCommerce and Technology Officer.

“David is a proven leader who has successfully led many business units and companywide initiatives during his career,” said Ken Thompson, Wachovia Chairman and CEO. “He brings to this leadership position comprehensive understanding of all parts of our company, an uncompromising commitment to delivering the best to customers and an extraordinary ability to execute. We can continue to expect great results from CMG with the strong team already in place and David at the helm.”

Under McMullen’s leadership over the past 10 years, Wachovia’s Capital Management Group grew significantly in both size and scope. Revenues have grown from approximately $400 million in 1995 to $5.6 billion for the 12 months ending June 30, representing 25 percent of total company revenue. Today the group includes the nation’s third largest brokerage company and 25th largest asset management company. The Capital Management Group also is a leading provider of insurance and annuities products and a major corporate and institutional trustee.

“Don came to our company with a vision and fiery enthusiasm for achieving high goals,” said Thompson. “He has built a robust, profitable business that is a key part of our balanced business model. We will benefit from his contributions for years to come.”

“It has been a wonderful opportunity to take Capital Management from where it was 10 years ago to the powerful group it is today,” said McMullen. “I have worked with some great people over the years, and I will miss the daily interaction with an outstanding team. At the same time, I am also looking forward to the next chapter in my life and the chance to do something different.”

Steve Boehm, 48, will co-head merger integration with Frank Schmidt from SouthTrust upon Carroll’s transition. Boehm currently co-leads the merger project office with Lachelle Koon from SouthTrust and has been working on integration planning since the merger was announced. He joined Wachovia in 1992 and since then has led the company’s customer contact centers, demonstrating strong leadership and in-depth knowledge of technology, products and customer needs. Boehm will continue reporting to Ben Jenkins, head of the General Banking Group.

“Steve will continue providing outstanding leadership to the SouthTrust merger integration,” said Carroll. “Steve was intricately involved in the First Union/Wachovia merger, and we are following the same detailed methodology in this merger. The SouthTrust and Wachovia teams are working extremely well together, and we are fortunate to have a great deal of merger experience from both companies. I am excited about the opportunity ahead to lead a very strong Capital Management Group that has the potential for outstanding growth.”

Also concurrent with Carroll’s move to his new position, the Corporate Marketing Group will report to Shannon McFayden, 44, director of Corporate and Community Affairs and a member of the company’s Operating Committee.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation, with assets of $418.4 billion, market capitalization of $58.3 billion and stockholders’ equity of $32.6 billion at June 30, 2004. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 12 million client relationships (including households and businesses), primarily in 11 East Coast states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, serves clients in 49 states. Global services are offered through 32 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

Stockholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction between Wachovia Corporation and SouthTrust Corporation and any other relevant documents filed with the SEC because they contain important information. You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and SouthTrust, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents at www.wachovia.com under the tab “Inside Wachovia – Investor Relations” and then under the heading “Financial Reports - SEC Filings”. You may also obtain these documents at www.southtrust.com under the tab “About SouthTrust”, then under “Investor Relations” and then under “SEC Documents”. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782, or to SouthTrust Corporation, P. O. Box 2554, Birmingham, AL 35290, (205)-254-5187. Additional copies of the joint proxy statement/prospectus may also be obtained by contacting Wachovia’s proxy solicitor, Georgeson Shareholder Communications, toll free at 1-800-255-8670, or SouthTrust’s proxy solicitor, Morrow & Co., Inc., toll free at 1-877-366-1576. The information presented above may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in the joint proxy statement/prospectus and in Wachovia’s and SouthTrust’s public reports filed with the SEC.

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